EXHIBIT 5.1

February 23, 2007

Sky Petroleum, Inc.

401 Congress Avenue, Suite 1540

Austin, TX 78701

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sky Petroleum, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-8 (the “Registration Statement”) of an aggregate of 4,657,148 shares of the Company’s common shares, par value $0.001 per share (the “Shares”), which are to be offered and sold under the Sky Petroleum 2005 U.S. Stock Incentive Plan (the “U.S. Plan”) and the Sky Petroleum, Inc. Canadian Stock Option Plan (the “Canadian Plan” and collectively with the U.S. Plan, the “Plans”). This opinion is being delivered at your request.

In connection with the opinions rendered in this letter, we have examined the following documents:

a.          copies, certified by the Nevada Secretary of State, of the following Articles of Incorporation and amendments thereto filed in the office of the Nevada Secretary of State with respect to the Company, as follows:

(i)	Articles of Incorporation of The Flower Valet filed August 22, 2002;

(ii)	Certificate of Amendment to the Articles of Incorporation of the Company changing the name of the corporation from The Flower Valet to Seaside Exploration, Inc., filed December 22, 2004;

(iii)	Certificate of Amendment changing the name of the Company from Seaside Exploration, Inc. to Sky Petroleum, Inc. filed March 28, 2005; and

(iv)	Certificate of Designation filed September 16, 2005.

Sky Petroleum, Inc.

February 23, 2007

b.          Certificate of Existence for the Company issued by the Nevada Secretary of State on February 21, 2007;

c.         copy of the Registration Statement;

d.        copy of the Bylaws of the Flower Valet, the Company’s previous name;

e.        copy of the minutes of the Consent of the Sole Director In Lieu of Special Meeting of Sky Petroleum, Inc. dated July 26, 2005, by which the sole director approved and adopted the Canadian Plan;

f.         Consent of the Sole Director In Lieu of Special Meeting of Sky Petroleum, Inc. dated August 26, 2005, by which the sole director of the Company approved and adopted the U.S. Plan;

g.        copy of the Unanimous Written Consent In Lieu of a Special Meeting of the Board of Directors of the Company dated March 28 and 30, 2006 adopting an amendment to the U.S. Plan;

h.        copy of the Annual Meeting Minutes of the Shareholders of the Company dated July 31, 2006 ratifying the adoption of the Plans as amended; and

i.	copies of the Plans.

In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

Sky Petroleum, Inc.

February 23, 2007

Our opinion expressed above is limited to Nevada Revised Statutes Chapter 78 and 92A governing for profit Nevada corporations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Very truly yours,

Woodburn and Wedge

By: /s/ John P. Fowler
John P. Fowler

JPF:bm